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                                                                                                   EXHIBIT 12


          Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                           (Dollars in thousands)

                                                                       Three Months ended March 31,
                                                          --------------------------------------------------

                                                                   2000                       1999
                                                          -----------------------     ----------------------

Net income before extraordinary items                                    $18,808                    $20,082

Add:
  Portion of rents representative
    of the interest factor                                                   244                        259
  Interest on indebtedness                                                39,075                     38,079
                                                          -----------------------     ----------------------
    Earnings                                                             $58,127                    $58,420
                                                          =======================     ======================

Fixed charges and preferred stock dividend:
  Interest on indebtedness                                               $39,075                    $38,079
  Capitalized interest                                                       964                      1,667
  Portion of rents representative
    of the interest factor                                                   244                        259
                                                          -----------------------     ----------------------
     Fixed charges                                                        40,283                     40,005
                                                          -----------------------     ----------------------
Add:
  Preferred stock dividend                                                 9,408                      9,439
                                                          -----------------------     ----------------------

     Combined fixed charges and preferred stock dividend                 $49,691                    $49,444
                                                          =======================     ======================

Ratio of earnings to fixed charges                                          1.44 x                     1.46 x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                                           1.17                       1.18
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